UNITED STATES SECURITIES & EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                               Commission File Number: 033-68956

                           Specialty Foods Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                               520 Lake Cook Road
                                    Suite 550
                               Deerfield, IL 60015
                                 (847) 405-5300
              -----------------------------------------------------
              (Address of registrant's principal executive offices)

                          10 1/4% Senior Notes due 2001
                          11 1/8% Senior Notes due 2002
                   11 1/4% Senior Subordinated Notes due 2003
                   ------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                     --------------------------------------
(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  |_|            Rule 12h-3(b)(1)(ii) |_|
            Rule 12g-4(a)(1)(ii) |_|            Rule 12h-3(b)(2)(i)  |_|
            Rule 12g-4(a)(2)(i)  |_|            Rule 12h-3(b)(2)(ii) |_|
            Rule 12g-4(a)(2)(ii) |_|            Rule 15d-6           |X|
            Rule 12h-3(b)(1)(i)  |X|

      Approximate number of holders of record as of the certification or notice date: 20
      ----

      Pursuant to the requirements of the Securities Exchange Act of 1934, Specialty Foods Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: August 12, 1999               BY: /s/ SEAN M. STACK
                                        ---------------------------------------
                                        Sean M. Stack
                                        Vice President, Treasurer and Assistant
                                        Secretary